SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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|_|   Preliminary Proxy Statement
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      (as permitted by Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|X|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             Detection Systems, Inc.
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                (Name of Registrant as Specified In Its Charter)

                                  Ultrak, Inc.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                               [Ultrak Letterhead]

                                                                November 6, 2000

Dear Fellow Detection Systems Shareholder:

      The delayed 2000 Annual Meeting of Shareholders is now scheduled for December 19, 2000, at 2:00 p.m., Eastern Time, at Detection Systems' offices, 130 Perinton Parkway, Fairport, New York. This year's election of directors is likely to determine the future of Detection Systems and the future of our investments as shareholders.

      Enclosed you will find a BLUE proxy card which will allow you to vote for Ultrak's nominees at the Annual Meeting. In addition, we enclose copies of our August 15, 2000 proxy statement and our subsequent letters to Detection Systems' shareholders.

WHAT WE STAND FOR

      Ultrak owns 21% of the Detection Systems common stock, and for more than a year has been encouraging Detection Systems' management to sell the Company. As part of this effort, Ultrak initiated discussions between Detection Systems and Robert Bosch, GmbH, a $30 billion global company.

      On September 23, 2000, Bosch made a written proposal to acquire Detection Systems for $14 per share in cash. The proposal contemplated that Bosch would be permitted to complete its due diligence with the Company's cooperation and held out the possibility that the purchase price might be increased.

      Unfortunately, Detection Systems' incumbent management rejected this offer without even trying to convince Bosch to increase its price. If elected, the Ultrak Nominees will pursue and seek to improve the Bosch offer, and will also pursue a sale of the Company to any other bidder who will pay more than Bosch.

MANAGEMENT'S MIXED SIGNALS

      Last June, after being notified that Ultrak would seek to elect directors committed to a sale of the Company, management delayed the 2000 Annual Meeting in order "to more fully explore the Company's strategic alternatives for resolving this proxy contest."

      In September, a "strategic alternative" fell into management's lap -- Bosch offered to purchase the Company for $14 per share in cash, a 51% premium over the prior day's closing price. Two weeks later, however, management rejected Bosch's offer, without even trying to improve it. Instead, shareholders were told of Detection System's "bright future due to investments and business opportunities." If management were really prepared to sell the Company, and if management strongly believes in the Company's "bright future," perhaps it could have tried to convince Bosch to raise its offer.

      Then, just days ago, management announced its decision "to enter into discussions with a limited number of parties regarding their strategic interest in the Company, which may include a joint venture arrangement, licensing agreement, minority investment or potential sale of the Company." A limited number of parties. Maybe this, maybe that. Discussions, but no commitment. What will management say and do if it wins this proxy contest?

MANAGEMENT'S SCARE TACTICS

      Management has argued to shareholders that it is dangerous to elect the Ultrak Nominees for two principal reasons:

      o Management claims that the Ultrak Nominees have no industry experience and were handpicked by Ultrak and therefore might give significant consideration to Ultrak's opinions, and

      o Management claims that the Ultrak Nominees would have the power to fire the Company's experienced management team and replace it with Ultrak personnel.

Management is forced to concede, however, that the Ultrak Nominees have fiduciary duties under New York law that require them to act in the best interests of all Detection Systems shareholders.

      The three Ultrak Nominees -- Ronald F. Harnisch, Robert L. Frome and William D. Breedlove -- are lawyers and an investment banker. Ultrak did not select them for their ability to run Detection Systems' day-to-day business, but rather because it believes these professionals are fully capable of managing a sale of the Company while also ensuring that the Company is managed by senior officers with appropriate industry experience. The Ultrak Nominees have informed Ultrak that they do not intend to seek or even encourage the resignation of Detection Systems' management pending a sale of the Company, but rather would prefer to work with existing management to fulfill a shareholder mandate to sell the Company if they are elected. Should members of the Company's current management decide they are unable or unwilling to continue in their current officer positions, the Ultrak Nominees will immediately seek to replace any such management member with an industry executive not affiliated with Ultrak.

ULTRAK SEEKS TO BRING DIRECT BENEFITS TO ALL SHAREHOLDERS

      Detection Systems has approved, year-in and year-out, golden parachute agreements providing its top two officers (who also happen to be two of the Company's five directors) with benefits that Ultrak has criticized as disproportionate in relation to the size of the Company. Because we believed these golden parachutes were so egregious, Ultrak filed a federal lawsuit, for the benefit of all Detection Systems shareholders, to invalidate them.

      Less than 24 hours before the federal court was to hear a motion in Ultrak's lawsuit, Detection Systems announced that the golden parachute agreements had been amended and asked the court to declare the lawsuit moot. Because its goal had been substantially achieved, Ultrak voluntarily withdrew the lawsuit with the approval of the court.

      Based on the share price on the day before the golden parachutes were amended and based on calculations described at length in Ultrak's August 15, 2000 proxy statement (a copy of which is included with this mailing), the change-in-control benefits to these two directors were very substantially reduced:

                                           Old Golden          Revised Golden
                                      Parachute Agreements  Parachute Agreements
                                      ------------------------------------------
         Potential Golden Parachute
                           Payments        $7.9 million         $2.9 million
                                      ------------------------------------------
                 Payments as a % of
               Company Market Value           13.8%                5.0%
                                      ------------------------------------------
              Potential Savings to
                      Shareholders             --               $5.0 million
                                      ------------------------------------------

The $5 million in potential savings may be very significant to Detection Systems shareholders. If the Company is sold, Ultrak believes this $5 million would be reflected in the purchase price received by shareholders, rather than paid over to the Company's two most highly paid executives.

TIME IS SHORT

      Last July, Detection Systems announced that the 2000 Annual Meeting would be delayed because management was talking with financial advisors "to more fully explore the Company's strategic alternatives for resolving this proxy contest." In September, after being told that Ultrak would act under New York law to call a meeting if Detection Systems failed to do so, Detection Systems set a meeting date of December 19, 2000, and a record date of December 1, 2000, for the 2000 Annual Meeting of Shareholders. For some unexplained reason, management has seen fit to allow only an 18-day solicitation period between the record and meeting dates they've chosen this year. (For the last 5 annual meetings, Detection Systems has set solicitation periods ranging from 38 days to 49 days, and last year's meeting had a 43-day solicitation period.)

      We are soliciting proxies now, before the record date, as a result of management's highly unusual action in setting the record and meeting dates. (Management, too, now says it intends to solicit proxies in advance of the record date it chose.) You can vote your shares now, and your vote will count, so long as (and to the extent) you are a holder of shares on the record date. In order to ensure that you do not lose your ability to vote as a result of management's highly unusual action, we urge you to vote now, rather than waiting until after the record date to do so.

WE NEED YOUR VOTE!

      Ultrak was able on its own to bring a lawsuit, for the benefit of all Detection Systems shareholders, challenging management's golden parachute agreements, but we do need your support in order to elect directors who are committed to maximizing shareholder value through a sale of the Company. If elected, our nominees will cause the Detection Systems board of directors to retain an investment banking firm, which would be charged with implementing a sale of the Company -- either to Bosch or another buyer.

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      WE URGE YOU TO VOTE NOW FOR THE ULTRAK NOMINEES BY SIGNING AND DATING THE
      ENCLOSED BLUE PROXY CARD AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
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      In closing, I am reminded once again by Ultrak's lawyers that I must let you know that there can be no assurance that Ultrak's nominees, if they are elected, will be able to cause a sale of the Company or, if they do cause a sale of the Company, as to the price at which the Company may be sold. Nonetheless, rest assured that the Ultrak Nominees are committed to doing their level best to sell Detection Systems as quickly as practicable.

                              Sincerely yours,


                              George K. Broady
                              Chairman of the Board and Chief Executive Officer Ultrak, Inc.

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If you have any questions about the upcoming election of directors or Ultrak's goals in supporting the Ultrak Nominees, I encourage you to call me at (972) 353-6650 or to email me at george.broady@ultrak.com with a number where you may be reached.

You may also contact our proxy firm, Georgeson Shareholder Communications Inc., at (800) 223-2064.

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                                     - 6 -

                                                                November 6, 2000

                                  ULTRAK, INC.

                              IMPORTANT INVITATION

As the Annual Meeting of Detection Systems, Inc. stockholders approaches, you will be presented with an important opportunity to help determine the value of your investment.

With this in mind, we are aware that the information you have received over the last several weeks concerning the upcoming proxy contest is a great deal to absorb.

As the largest shareholder of Detection Systems, we would like to give you the opportunity to meet face-to-face with us so that we can address any questions or concerns you may have.

You are invited to attend a meeting sponsored by Ultrak on Tuesday, November 14 at the Holiday Inn Rochester South/Holidome, 111 Jefferson Road, Rochester, NY from 5 p.m. to 6 p.m.

We believe these meetings will provide you with the facts that will help you to make an informed decision.

If you are interested in attending or learning more about the meetings, please call us at 1-800-223-2064.

We look forward to meeting with you at:

                               Holiday Inn Rochester South/Holidome
                               111 Jefferson Road
                               Rochester, NY  14623
                               (716) 475-1510

Sincerely,


George K. Broady
Chairman of the Board and Chief Executive Officer
Ultrak, Inc.